Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30450, 333-65568, 333-73318, 333-104481, and
333-121445) of YDI Wireless, Inc. of our report dated March 15, 2005, except for the sixth paragraph of Note 1, as to which the date is October 11, 2005, relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Proxim Corporation, which appears in the Current Form 8-K/A of YDI Wireless, Inc. dated October 12, 2005.


/s/ PricewaterhouseCoopers LLP
San Jose, California
October 11, 2005